Exhibit 99.2

NEWS

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IMMEDIATE RELEASE
-----------------
FORD EXCEEDS ESTIMATES FOR THIRD QUARTER, REPORTS OPERATING PROFIT

o Third quarter profit of 12 cents per share, excluding unusual items, beats consensus estimate by 9 cents per share
o    Operating profit, revenue and unit sales all rise from year ago levels
o    Automotive gross cash at $25.7 billion, up $800 million from last quarter
o Expect slight profit for fourth quarter and a full year profit of about 40 cents per share - within the range of analysts' estimates of 35 to 55 cents per share

DEARBORN, Mich., Oct. 16 - Ford Motor Company [NYSE: F] today reported a net loss of $326 million, or 18 cents per share, in the third quarter of 2002. Excluding charges related to the sale of Kwik-Fit and other unusual items, Ford earned an operating profit of $220 million, or 12 cents per share. Ford reported a loss of $502 million, or 28 cents per share, excluding unusual items, in the third quarter of 2001.

Ford's third quarter revenues were $39.6 billion, a nine percent increase from last year's third quarter. Worldwide vehicle sales in the 2002 third quarter were 1,657,000 units - also up nine percent over the previous year's quarter.

"The fundamentals of our business are improving, as evidenced by increases in our revenue and vehicle sales, improvements in our market share and tangible progress on cost efficiencies," said Bill Ford, chairman and CEO. "While we are pleased with our progress, we continue our work with a strong sense of urgency to restore our business to its full profit potential."

The company's Revitalization Plan advanced on multiple fronts this quarter, including progress in the areas of right-sizing capacity and overhead reductions. These improvements, along with numerous other cost improvement actions already identified, are being implemented across the company to reduce $2 billion in non-product costs in 2002. In addition, the company is on track to offset all product cost increases and reduce its material costs by $3 billion by mid-decade.

The sale of Kwik-Fit, a European maintenance and light vehicle repair business, and Collision Team of America, a U.S.-based chain of collision repair shops, improved the total cash to be realized on the sale of non-core assets to more than $700 million in 2002. The company continues to expect to realize $1 billion in cash from the divestiture of non-core assets in 2002, with some of the proceeds to be received in the first quarter of next year.

"Our Revitalization Plan is like a bridge from our current challenges to a much stronger future for the Ford Motor Company," said Nick Scheele, Ford president and chief operating officer. "Our plan is stronger now than at any time this year, and I anticipate that it will only continue to improve in the coming months."

In addition to progress on key aspects of the Revitalization Plan, the company is focusing on growth plans for the premium brands - Jaguar, Volvo, Land Rover and Aston Martin. In the past 18 months, Ford's premium brands have experienced rapid growth. The company is reassessing their sustainable rate of growth and the appropriate cadence of new products to ensure that brand value is protected and product execution is not jeopardized.

"Our premium brand strategy has created some outstanding new products in the past two years and has brought an entirely new set of customers to our luxury car showrooms," said Scheele. "Our focus in the future will center on capturing the full potential of this growth while strengthening the integrity of our premium brands."

 Third quarter 2002 results included the following after-tax, unusual items:
o    $525 million loss on the agreement to sell Kwik-Fit and other businesses
o $142 million benefit related to interest income earned on a U.S. federal tax refund

o $158 million charge relating to the accounting standard for derivative instruments and hedging activities (SFAS No. 133)
o $5 million charge for the projected costs related to legislation passed in the third quarter in selected countries to implement a European Parliament directive involving end-of-life vehicles

The following discussion of third quarter results excludes unusual items in both years:

AUTOMOTIVE OPERATIONS
Worldwide automotive operations reported a loss of $243 million in the third quarter, compared with a loss of $877 million one year ago. Worldwide automotive revenues were $32.4 billion, compared with $28.4 billion a year ago.

Automotive gross cash at Sept. 30 totaled $25.7 billion, including $900 million of pre-funding employee benefit expenses through a Voluntary Employee Beneficiary Association trust.

North America: Ford posted a loss of $50 million in North America in the third quarter, compared with a loss of $849 million one year ago. Higher unit volume, favorable net revenue and positive net cost performance largely accounted for the improvement.

Europe: In Europe, Ford lost $121 million compared with a loss of $24 million a year ago. The decline was largely due to higher marketing at Jaguar and Volvo and increased product costs at Jaguar.

South America: Ford operations in South America reported a loss of $138 million, compared with a loss of $56 million a year ago. Unfavorable exchange rates more than offset improved cost performance. Economic and industry conditions in the region remain very difficult.

Rest-of-World: Operations in the rest of the world earned a profit of $66 million, compared with a profit of $52 million a year ago. The increase primarily reflects improvements at Mazda.

FORD CREDIT
Ford Credit earned $408 million in the third quarter, up $19 million from earnings of $389 million in the same period a year earlier. The improvement is more than accounted for by lower provisions for credit losses. Ford Credit's profit was up $65 million from the second quarter, reflecting improved net financing margins and the favorable impact of securitization transactions, offset partially by a higher provision for credit losses.

HERTZ
Hertz reported a third quarter profit of $106 million, up from last year's $26 million profit in the third quarter. The continued recovery of business and leisure travel is the principal reason for the increase.

OUTLOOK
"Our results have been better than we expected each quarter this year, causing us to remain cautiously optimistic as we move into the fourth quarter," said Allan Gilmour, Ford vice chairman and chief financial officer. "Many of our efforts to increase efficiency and improve our profitability are beginning to take hold, and we are projecting a slight profit for the fourth quarter and a full year profit of about 40 cents per share - within the range of analysts' estimates of 35 to 55 cents per share."

Investors can access a review of third quarter results by Allan Gilmour, vice chairman and chief financial officer, and an update on the status of the company's Revitalization Plan by Bill Ford, chairman and chief executive officer, and Nick Scheele, President and COO, by dialing 703-736-7227. The teleconference will also be Web cast on the Internet at http://www.shareholder.ford.com, http://www.streetevents.com (subscribers only) or http://www.companyboardroom.com. The presentation will start at 9 a.m. EDT, Oct. 16.

Ford Motor Company (NYSE: F) is the world's second largest automaker, with approximately 335,000 employees in 200 markets on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Hertz and Quality Care. The company's world headquarters are in Dearborn, Michigan. Ford Motor Company will officially observe its 100th anniversary on June 16, 2003. Additional information can be found on the company's web site at www.ford.com.

                                       ###

Statements included herein may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors; a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth or other factors; lower-than-anticipated market acceptance of new or existing products; currency or commodity price fluctuations; economic difficulties in South America or Asia; reduced availability of or higher prices for fuel; a market shift from truck sales in the U.S.; lower-than-anticipated residual values for leased vehicles; a credit rating downgrade; labor or other constraints on our ability to restructure our business; increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions; work stoppages at key Ford or supplier facilities or other interruptions of supplies; the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty or litigation costs; insufficient credit loss reserves; and our inability to implement the Revitalization Plan.


                               Ford Motor Company
                          SELECTED CONSOLIDATED DETAIL
                          ----------------------------
                             2002 Compared with 2001


                                                                     Third Quarter                       First Nine Months
                                                                ----------------------------      -----------------------------
                                                                   2002            2001             2002             2001
                                                                ------------    ------------      ------------    -------------
                                                                    (unaudited)                         (unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- North America                                                    1,060             933             3,338           3,178
- Outside North America                                              597             589             1,853           2,005
                                                                   -----           -----             -----           -----
    Total                                                          1,657           1,522             5,191           5,183
                                                                   =====           =====             =====           =====

Sales and revenues (Mils.)
- Automotive                                                    $ 32,445        $ 28,451          $ 99,971        $ 97,377
- Financial Services                                               7,135           7,873            21,765          23,253
                                                                --------        --------          --------        --------
    Total                                                       $ 39,580        $ 36,324          $121,736        $120,630
                                                                ========        ========          ========        ========

Net income (Mils.)
- Automotive                                                    $   (675)       $ (1,054)         $   (805)       $ (1,559)
- Financial Services                                                 349             362               957           1,174
                                                                --------        --------          --------        --------
   Income/(loss) before cumulative effect of
    change in accounting principle                                  (326)           (692)              152            (385)
- Cumulative effect of change in
   accounting principle                                                -               -            (1,002)              -
                                                                --------        --------          --------        --------
    Total net income/(loss)                                     $   (326)       $   (692)         $   (850)       $   (385)
                                                                ========        ========          ========        ========

Adjusted income/(loss) before cumulative
 effect of change in accounting principle
 (Mils.) a/                                                     $    220        $   (502)         $    722        $     78

Unusual items (Mils.)
- Interest Income on U.S. federal tax refund                    $    142        $      -          $    142        $      -
- Kwik-Fit and other held for sale entities                         (525)              -              (525)              -
- SFAS 133                                                          (158)              9              (141)           (150)
- End-of-life vehicle legislation                                     (5)              -               (46)              -
- E-commerce and Automotive-related ventures                           -            (199)                -            (199)
- Mazda restructuring actions                                          -               -                 -            (114)

Capital expenditures (Mils.)
- Automotive                                                    $  1,697        $  1,408          $  4,635        $  3,994
- Financial Services                                                 152             199               452             428
                                                                --------        --------          --------        --------
    Total                                                       $  1,849        $  1,607          $  5,087        $  4,422
                                                                ========        ========          ========        ========

Automotive capital expenditures as a
 percentage of sales                                                 5.2%            4.9%              4.6%            4.1%

Automotive net cash at September 30 (Mils.)
- Cash and marketable securities                                $ 24,819        $ 13,002          $ 24,819        $ 13,002
- VEBA                                                               888           2,213               888           2,213
                                                                --------        --------          --------        --------
   Gross cash including VEBA                                      25,707          15,215            25,707          15,215
- Debt                                                            13,813          12,087            13,813          12,087
                                                                --------        --------          --------        --------
   Automotive net cash including VEBA                           $ 11,894        $  3,128          $ 11,894        $  3,128
                                                                ========        ========          ========        ========

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Income assuming dilution
- Automotive                                                    $  (0.37)       $  (0.59)         $  (0.44)       $  (0.87)
- Financial Services                                                0.19            0.20              0.52            0.65
                                                                --------        --------          --------        --------
   Subtotal                                                        (0.18)          (0.39)             0.08           (0.22)
- Cumulative effect of change in
   accounting principle                                                -               -             (0.55)              -
                                                                --------        --------          --------        --------
    Total                                                       $  (0.18)       $  (0.39)         $  (0.47)       $  (0.22)
                                                                ========        ========          ========        ========

Adjusted net income/(loss) before cumulative effect of change
in accounting principle a/                                      $   0.12        $  (0.28)         $   0.39        $   0.04

Unusual items
- Interest Income on U.S. federal tax refund                    $   0.08        $      -          $   0.08        $      -
- Kwik-Fit and other held-for-sale entities                        (0.29)              -             (0.29)              -
- SFAS No. 133                                                     (0.09)              -             (0.08)          (0.08)
- End-of-life vehicle legislation                                      -               -             (0.02)              -
- E-commerce and Automotive-related ventures                           -           (0.11)                -           (0.11)
- Mazda restructuring actions                                          -               -                 -           (0.07)

a/  Excludes unusual items disclosed by the Company


                       Ford Motor Company and Subsidiaries

                               VEHICLE UNIT SALES
                               ------------------

                             2002 Compared with 2001
                                 (in thousands)



                                                        Third Quarter                      First Nine Months
                                                   ----------------------              -----------------------
                                                    2002          2001                  2002            2001
                                                   --------      --------              --------        -------
North America
United States
 Cars                                                348           286                 1,119           1,046
 Trucks                                              615           561                 1,893           1,853
                                                   -----         -----                 -----           -----
  Total United States                                963           847                 3,012           2,899

Canada                                                57            46                   205             166
Mexico                                                40            40                   121             113
                                                   -----         -----                 -----           -----

  Total North America                              1,060           933                 3,338           3,178

Europe
Britain                                              132           149                   444             493
Germany                                               67            72                   241             289
Italy                                                 49            47                   160             174
France                                                34            36                    98             118
Spain                                                 35            43                   125             136
Sweden                                                39            26                   105              90
Other countries                                       98            87                   276             309
                                                   -----         -----                 -----           -----

  Total Europe                                       454           460                 1,449           1,608

South America
Brazil                                                41            24                   104              99
Argentina                                              8             8                    19              23
Other countries                                        4            12                    19              30
                                                   -----         -----                 -----           -----

  Total South America                                 53            44                   142             152

Other international
Australia                                             28            29                    85              85
Taiwan                                                16            14                    51              43
Other countries                                       46            42                   126             117
                                                   -----         -----                 -----           -----

  Total other international                           90            85                   262             245
                                                   -----         -----                 -----           -----

Total worldwide vehicle unit sales                 1,657         1,522                 5,191           5,183
                                                   =====         =====                 =====           =====


Vehicle unit sales generally are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

Third quarter 2001 units have been adjusted to amend unit sales reported.

-------------------------
Excludes SFAS 133 Effect,
   & Unusual Items
-------------------------

                               Ford Motor Company
                 AUTOMOTIVE GEOGRAPHIC AND COST OF SALES DETAIL
                 ----------------------------------------------
                             2002 Compared With 2001

    ---------------
    GEOGRAPHIC DATA                              3rd Quarter                                     Nine Months
    ---------------           ------------------------------------------       ------------------------------------------
                                                             02 B/(W)                                         02 B/(W)
                                  2002           2001         Than 01              2002           2001         Than 01
                              ------------  -------------  -------------       -------------  -------------  ------------
   PBT (Mils.)
   -----------
   U.S.                             $23         ($1,351)       $1,374              ($459)         ($2,259)       $1,800
   Canada/Mexico                    (19)             55           (74)                13              374          (361)
                              ------------  -------------  -------------       -------------  -------------  ------------
     North America                   $4        ($1,296)       $1,300              ($446)         ($1,885)       $1,439

   Europe                          (188)           (30)         (158)               220              320          (100)
   South America                   (211)           (86)         (125)              (431)            (276)         (155)
   Rest of World                    105             80            25                346              123           223
                              ------------  -------------  -------------       -------------  -------------  ------------
       Worldwide                  ($290)       ($1,332)       $1,042              ($311)         ($1,718)       $1,407
                              ============  =============  =============       =============  =============  ============
   Net Income (Mils.)
   ------------------
   U.S.                            ($37)         ($872)         $835              ($438)         ($1,462)       $1,024
   Canada/Mexico                    (13)            23           (36)                 3              224          (221)
                              ------------  -------------  -------------       -------------  -------------  ------------
     North America                 ($50)         ($849)         $799              ($435)         ($1,238)         $803

   Europe                          (121)           (24)          (97)               151              205           (54)
   South America                   (138)           (56)          (82)              (285)            (179)         (106)
   Rest of World                     66             52            14                221               58           163
                              ------------  -------------  -------------       -------------  -------------  ------------
       Worldwide                  ($243)         ($877)         $634              ($348)         ($1,154)         $806
                              ============  =============  =============       =============  =============  ============
   Sales (Mils.)
   -------------
   U.S.                         $21,059        $18,251        $2,808            $65,348          $62,920        $2,428
   Canada/Mexico                  1,710          1,516           194              5,635            4,769           866
                              ------------  -------------  -------------       -------------  -------------  ------------

     North America              $22,769        $19,767        $3,002            $70,983          $67,689        $3,294

   Europe                         7,549          6,705           844             22,899           23,469          (570)
   South America                    406            518          (112)             1,264            1,763          (499)
   Rest of World                  1,721          1,461           260              4,825            4,456           369
                              ------------  -------------  -------------       -------------  -------------  ------------
       Worldwide                $32,445        $28,451        $3,994            $99,971          $97,377        $2,594
                              ============  =============  =============       =============  =============  ============

    -------------
    COST OF SALES                                3rd Quarter                                     Nine Months
    -------------
                              ------------------------------------------       ------------------------------------------
                                                               02 B/(W)                                       02 B/(W)
                                   2002           2001         Than 01             2002           2001         Than 01
                                  (Mils)         (Mils)         (Mils)            (Mils)         (Mils)         (Mils)
                              ------------  -------------  -------------       -------------  -------------  ------------
   Total Costs and Expenses   $32,543        $29,546       $(2,997)             $99,595       $98,408       $(1,187)
    Less:  Depreciation           646            632           (14)               1,869         1,989           120
           Amortization           580            482           (98)               1,803         1,832            29
           Selling and Admin.   2,418          2,276          (142)               7,024         7,025             1
           Postretirement Exp.    501            358          (143)               1,561         1,086          (475)
                              ------------  -------------  -------------       -------------  -------------  ------------

      Net Cost of Sales       $28,398        $25,798       ($2,600)             $87,338       $86,476         $(862)
                              ============  =============  =============       =============  =============  ============
      Memo: Gross Margin         12.5%           9.3%          3.1 pts             12.6%         11.2%          1.4 pts


                               Ford Motor Company

                          THIRD QUARTER 2002 DATA SHEET
                          -----------------------------
                             2002 Compared with 2001

                                                                 2002             2002                     2001
                                                              ----------       -----------       ------------------------
                                                                2nd Qtr          3rd Qtr          3rd Qtr       Full Year
                                                              ----------       -----------       ----------    ----------
Market Share Data (%)
     U.S.
     ----
         Car                                                     16.7%            16.6%            17.1%          17.7%
         Truck                                                   25.7%            25.7%            27.1%          27.4%
             Total                                               21.3%            21.3%            22.1%          22.8%
     Europe
     ------
         Car                                                     11.3%            11.4%            11.2%          11.0%
         Truck                                                    7.7%             8.3%             9.0%           8.6%
             Total                                               10.8%            11.0%            10.9%          10.7%
U.S. Total Marketing Costs (Ford/LM)
 -- Variable and Fixed
 (% of Gross Revenue)                                            15.6%            15.9%            16.0%          14.7%
U.S. Sales Mix (Ford/LM)
     Fleet Sales (% of Total)                                     28%              17%              17%            23%
     Red Carpet Lease (% of Total)                                13%              8%               18%            15%
     Red Carpet Lease (% of Retail)                               18%              10%              22%            20%
U.S. Inventory (Days' Supply) (Ford/LM)
     Car                                                          64               67               48             63
     Truck                                                        68               65               70             60
         Average                                                  67               65               62             61
Avg. Portfolio Borrowing Rate
     Ford Credit (%)                                             5.1%             5.1%             5.9%            6.1%
Worldwide Taxes
     Effective Tax Rate                                         32.5%            32.7%     a/     32.5%           32.5%
Common and Class B
 Shares Outstanding (Mils.)
     Average - actual                                          1,813            1,822            1,812           1,820
     Average - assuming full dilution                          2,112            1,820            1,806           1,810
     Period ended - actual                                     1,816            1,823            1,811           1,809
Common Stock price (per share)
     High                                                     $18.23           $15.76           $25.76          $31.46
     Low                                                       14.88             9.34            15.34           14.93
Cash Dividends (per share)                                     $0.10            $0.10            $0.30           $1.05

a/   Includes dividends from Ford Motor Capital Trust and excludes unusual items
